ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact.	Lee Roth / David Burke
Ken Chymiak (9l8) 25l-2887	(212) 896-1209 / (212) 896-1258
Dan O'Keefe (9l8) 25l-2887	lroth@kcsa.com / dburke@kcsa.com

ADDvantage Technologies Reports Fiscal 2008 Second Quarter Earnings

Quarterly Revenue of $13.9 Million– Net Income of $0.14 per share

BROKEN ARROW, Oklahoma, May 12, 2008 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for fiscal second quarter 2008.

Revenue for the three-month period ended March 31, 2008 was $13.9 million compared to $16.0 million in the same period a year ago, a decrease of 13%, attributable to a decrease in new equipment sales of $2.5 million.

Net income attributable to common stockholders in the second quarter of 2008 was $1.4 million, or $0.14 per diluted share, compared to $1.6 million, or $0.15 per diluted share, in the year-earlier period, a decrease of 7%.

For the six months ended March 31, 2008, revenue decreased 7% to $28.6 million from $30.8 million, in the same period a year ago.

Net income attributable to common stockholders for the six month period was $2.9 million, or $0.28 per diluted share, a decrease of 3% from net income of $3.0 million, or $0.29 per diluted share, for the first six months of fiscal 2007.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “We were pleased with our overall performance for the quarter despite our reduced sales volumes.  By focusing on operational efficiencies, we have been able to keep our margins and earnings from decreasing significantly, as new equipment sales have slowed.  Equipment sales have declined primarily due to the lack of upgrades being performed by our customers and improvements in the delivery lead times from our manufacturers, which also supply equipment directly to our customers.  Although our sales of new products have declined, our repair service has been bolstered, as our customers that are delaying their upgrade projects have an increased need for the repair of older equipment. We anticipate this trend to continue through the remainder of the year.  In addition to the strength in our repair service revenue, sales of our refurbished converter boxes remain healthy, both domestically and in Latin America.  Sales of converter boxes during the first six months exceeded 2007 volumes by $2.0 million.  However, as demand for this product line remains high, we are finding ourselves challenged to maintain an adequate inventory supply of this product line.

Mr. Chymiak continued, “We remain confident in our ability to produce consistent results on a quarterly basis as we continue to address operational efficiencies in this current economic climate of reduced capital expenditures. The diversification in our product offering, coupled with our successful repair business, will continue to benefit the Company. We are extremely satisfied with our operating discipline and will continue to run our business in a manner that we expect will be successful in the current economy. That being said, we are still optimistic about future prospects of increased equipment sales given the necessity for cable operators big and small to increase bandwidth in order to keep up with advancing technology.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 pm EST, May 12, 2008.  A live audio of the call will be accessible to the public. The dial-in number for the conference call is (800) 862-9098 (domestic) or (785) 424-1051 (international). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 19, 2008, at (800) 388-9064 (domestic) or (402) 220-1116 (international).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat–Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services, Jones Broadband International and Broadband Remarketing International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc
Statement of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2006
Revenues	$13,851,819	$16,040,551	$28,591,187	$30,789,068

Operating Income	$2,524,201	$3,027,479	$5.220,587	$5,801,668

Net income	$1,411,109	$1,771,254	$3,004,220	$3,409,533

Net income attributable
to common stockholders	$1,411,109	$1,561,254	$2,870,840	$2,989,533

Earnings per share:
Basic	$0.14	$0.15	$.28	$0.29
Diluted	$0.14	$0.15	$.28	$0.29

Shares used in per share calculation
Basic	$10,257,776	$10,233,756	$10,254,216	$10,233,256
Diluted	$10,281,066	$10,248,254	$10,286,734	$10,250,896